UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            November 1, 2005

EQUIFAX INC.

(Exact name of registrant as specified in its charter)

Georgia	1-6605	58-040110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On November 1, 2005, the Compensation, Human Resources and Management Succession Committee (the “Committee”) of the Board of Directors of Equifax Inc. (the “Company”) established the performance measures for the previously disclosed grant to be made on January 6, 2006, to Richard F. Smith, Chairman-Elect and Chief Executive Officer, of 65,000  performance-based restricted stock units pursuant to the terms of his employment agreement with the Company.  Mr. Smith’s performance objective will be measured by the Company’s earnings per share for the year ending December 31, 2006, and the restricted stock units will vest on the third anniversary of the grant date, subject to continued employment.

The Committee on November 1 also approved the 2006 annual base salaries of the Company’s executive officers after a review of performance and competitive market data.  The Committee did not increase the 2006 salary of Richard F. Smith because it was established in connection with his employment by the Company on September 19, 2005. The following table sets forth the annual base salary levels for 2006 of the Company’s next four most highly compensated executive officers after Mr. Smith:

Name and Position	Salary

Karen H. Gaston, Chief Administrative Officer	$373,239
Donald T. Heroman, Chief Financial Officer	$416,162
Kent E. Mast, Chief Legal Officer	$372,517
Paul J. Springman, Chief Marketing Officer	$344,850

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 3, 2005, the Board of Directors of the Company announced the retirement of Thomas F. Chapman as Chairman and a member of the Board, effective December 15, 2005, the process of succession integration having been completed successfully.

At its November 3rd meeting, the Board of Directors elected Richard F. Smith as Chairman of the Board effective December 15, 2005, in addition to his current position as Chief Executive Officer and a member of the Board.

On November 3, 2005, Mr. D. Raymond Riddle, a member of the Board of Directors serving as the Lead Director, informed the Board of his intention to retire after the 2006 Annual Meeting of Shareholders.  Mr. Riddle has served on the Board since 1989.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

By:	/s/Kent E. Mast
Kent E. Mast
Corporate Vice President and
General Counsel

Date:    November 4, 2005